Exhibit 10.1
INFORMATICA INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Effective January 1, 2025
Informatica Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This amended and restated Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the cash, equity awards, and other compensation such Outside Director receives under this Policy.
1.Effective Date. This Policy will be effective as of January 1, 2025 (such date, the “Effective Date”). This Policy replaces the prior version of this Policy, which governed Outside Director compensation through December 31, 2024.
2.Cash Compensation.
2.1.Board Member Annual Cash Retainer. Beginning with the Effective Date, each Outside Director will be paid an annual cash retainer of $55,000. There are no per--meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2.Additional Annual Cash Retainers. Beginning with the Effective Date, each Outside Director who serves as Board Chair or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Board Chair:	$100,000
Audit Committee Chair:	$28,500
Audit Committee Member:	$12,500
Compensation Committee Chair:	$20,000
Compensation Committee Member:	$10,000
Nominating and Corporate Governance Committee Chair:	$15,000
Nominating and Corporate Governance Committee Member:	$7,500
Outside Director Compensation Policy Jan 1, 2025 v3

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Board Chair will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.
2.3.Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than the last day of the first month following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Board Chair during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or Board Chair from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.4.No Cash Compensation to Certain Directors. Notwithstanding the foregoing provisions of this Section 2, no Outside Director who also is a Non-Compensated Director (as defined below) will be provided any cash compensation pursuant to this Section 2. In addition, an Outside Director will not receive any cash compensation pursuant to this Section 2 while serving in the role of executive chair of the Board.
3.Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3.2 through 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1.No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.2 and 11 below).
3.2.Initial Awards. Each individual who first becomes an Outside Director following the Effective Date automatically will be granted an award of Restricted Stock Units covering Shares (an “Initial Award”). The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have a Value (as defined below) of $480,000 (with the number of Shares subject to the Initial Award, if any fractional Share results, rounded down to the nearest whole Share). If an individual was a Director and also an

Employee, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to one--third (1/3rd) of the Shares subject to the Initial Award on each of the one (1), two (2), and three (3) year anniversaries of the Initial Award’s grant date, in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.3.Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director who has served as an Outside Director for at least six (6) months through the date of such Annual Meeting automatically will be granted an award of Restricted Stock Units covering Shares (the “Annual Award”) with a Value of $240,000, or in the case of an Outside Director then serving as Board Chair, a Value of $340,000 (with the number of Shares subject to the Annual Award, if any fractional Share results, rounded down to the nearest whole Share). The Annual Award will be scheduled to vest as to all of the Shares subject to the Annual Award on the earlier of (a) the one (1) year anniversary of the Annual Award’s grant date or (b) the date of the next Annual Meeting following the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.4.Additional Terms of Initial Awards, Annual Awards and IPO Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
3.4.1.Each Award granted under this Policy will be granted under and subject to the terms and conditions of the Plan and the applicable Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use under the Plan.
3.4.2.The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of the Awards that may be granted under this Policy in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
3.4.3.For purposes of this Policy, “Value” means, with respect to an Award of Restricted Stock Units, the Fair Market Value of the total number of Shares subject to the Award as of such Award’s grant date.
3.4.4.All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
3.5.No Grants of Awards to Certain Directors. Notwithstanding the foregoing provisions of this Section 3, no Outside Director who also is a Non-Compensated Director will be granted any Awards pursuant to this Section 3. In addition, an Outside Director will not receive any Awards pursuant to this Section 3 while serving in the role of executive chair of the Board.
4.Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, including any Initial Award and

Annual Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.Annual Compensation Limit. No Outside Director, in any Fiscal Year, may be granted equity awards, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees), in amounts that in the aggregate exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director) or as executive chair of the Board, or (b) prior to the Registration Date, will be excluded for purposes of this Section 5.
6.Non-Compensated Director. For purposes of this Policy, “Non-Compensated Director” means any individual who is a current employee or general partner (and, for clarity, excluding any consultants, advisers, or other service providers, without regard to whether the individual is compensated for such non-employee, non-general partner services) of an entity or institutional stockholder that holds (or serves as the advisor to the entity that holds) at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis (such a stockholder, a “Major Investor”). For the purposes of clarification, a Director who is not classified as a Non-Compensated Director will become a Non-Compensated Director by virtue of the entity or institutional stockholder for which the Director is a current employee, general partner, or other representative becoming a Major Investor. A Non-Compensated Director shall no longer be classified as a Non-Compensated Director only in the event that (i) the applicable entity or institutional stockholder ceases to be a Major Investor and (ii) on or after the date that the event in subclause (i) occurs, either (A) the Director offers to resign and the Board rejects such resignation or (B) the Director is re-elected as a Director by the Company’s stockholders.
7.Travel Expenses. Each Outside Director’s reasonable, customary and documented travel expenses to meetings of the Board and its committees, as applicable, will be reimbursed by the Company.
8.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock issuable pursuant to Awards granted under this Policy.
9.Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed or other costs incurred as a result of Section 409A.
10.Stockholder Approval. Unless otherwise required by applicable law, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 11.
11.Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.
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